Exhibit 99.1
December 9, 2020

UNITED NATURAL FOODS, INC. REPORTS
FIRST QUARTER FISCAL 2021 RESULTS

Providence, Rhode Island- December 9, 2020 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today reported financial results for the first quarter of fiscal 2021 (13 weeks) ended October 31, 2020.

First Quarter Fiscal 2021 Highlights (comparisons to first quarter fiscal 2020)
•Net Sales increased 6.0% to $6.67 billion
•Net loss of $1 million, including $43 million in pre-tax charges and costs
•Adjusted EBITDA increased 30.6% to $159 million
•Loss per diluted share of $0.02, reflective of charges and costs
•Adjusted earnings per share (EPS) increased by $0.47 to $0.51
•Prior guidance affirmed for net sales, adjusted EBITDA, and adjusted EPS

“I am pleased with the start to fiscal 2021 as UNFI leveraged strong sales growth into year-over-year expanded adjusted EBITDA margins for the third consecutive quarter,” said Steven L. Spinner, Chairman and Chief Executive Officer. “We’ve done a great job protecting the safety of our associates and helping our customers succeed in an evolving operating environment while building for the future through new distribution centers, customer solutions, and innovation across our business. Our newest distribution center will be a campus in Allentown, PA to service Key Food beginning next fall and facilitate further growth in the greater New York metropolitan market.”

	13-Week Period Ended
($ in millions, except per share data)	October 31, 2020	November 2, 2019	Percent Change
Net Sales	$6,673	$6,297	6.0%
Chains(1)	$3,020	$2,875	5.0%
Independent retailers	$1,672	$1,557	7.4%
Supernatural	$1,214	$1,111	9.3%
Retail	$595	$515	15.5%
Other(1)	$581	$590	(1.5)%
Eliminations(1)	$(409)	$(351)	16.5%
Net Loss	$(1)	$(384)	99.7%
Adjusted EBITDA(2)	$159	$122	30.6%
Loss Per Diluted Share	$(0.02)	$(7.21)	99.7%
Adjusted EPS(2)	$0.51	$0.04	1,175.0%
(1)In first quarter of fiscal 2021, the presentation of net sales by customer channel has been recast to present the Chains and Other channel exclusive of the intercompany eliminations and present total eliminations as a separate sales channel. There was no impact to the Condensed Consolidated Statements of Operations. UNFI believes this new basis better reflects its channel presentation, as it further aligns with segment presentation and how sales channel information would appear following disposition of Retail, assuming all banners retain a supply agreement.
(2)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with U.S. GAAP.

First Quarter Fiscal 2021 Summary

Net sales from continuing operations benefited from strong customer demand from existing and new retailers, including the continued benefits of cross selling. The increase in Retail sales included the benefit of an approximately 200% increase in eCommerce sales at Cub Foods.

Gross margin rate in the first quarter of fiscal 2021 was 14.48% of net sales compared to 14.41% of net sales for the first quarter of fiscal 2020. Retail contributed approximately 17 basis points to the growth in the consolidated gross margin rate as a result of lower promotional spending and the retail segment representing a greater percentage of total net sales. Wholesale and the remaining business reduced the growth in the consolidated gross margin rate by approximately 10 basis points driven by lower levels of supplier-related income.

Operating expenses in the first quarter of fiscal 2021 were $901.0 million, or 13.50% of net sales. Operating expenses for the first quarter of fiscal 2020 were $883.7 million, which included charges and expenses of $18.0 million primarily related to customer notes receivable and surplus property depreciation. When excluding these items, operating expenses in the first quarter of fiscal 2020 were $865.7 million, or 13.75% of net sales. The decrease in operating expenses as a percent of net sales was driven by lower administrative costs and leveraging fixed operating expenses over higher net sales partially offset by higher operating costs related to the start up of three distribution centers.

Goodwill and asset impairment charge was $425.4 million in the first quarter of fiscal 2020 primarily reflecting the remaining goodwill attributable to the U.S. Wholesale reporting unit. There were no such charges in the first quarter of fiscal 2021.

Restructuring, acquisition and integration related expenses in the first quarter of fiscal 2021 were $16.4 million, primarily reflecting costs associated with advisory and transformational activities as we position our business for further value-creation post-acquisition, as well as distribution center consolidations, compared to $14.7 million in the first quarter of fiscal 2020.

Operating income in the first quarter of fiscal 2021 was $49.3 million and included $16.4 million of restructuring, acquisition and integration related expenses. When excluding this item, operating income in the first quarter of fiscal 2021 was $65.8 million, or 0.99% of net sales. Operating loss in the first quarter of fiscal 2020 was $416.5 million and included $425.4 million of goodwill and asset impairment charges, $14.7 million of restructuring, acquisition, and integration related expenses, and $18.0 million of additional charges and expenses, primarily related to customer notes receivable and surplus property depreciation. When excluding these items, operating income in the first quarter of fiscal 2020 was $41.6 million, or 0.66% of net sales. The increase in adjusted operating income, as a percent of net sales, was driven by higher net sales, the benefit of a higher gross margin rate, lower administrative costs and leveraging fixed operating expenses over higher net sales partially offset by higher operating costs related to the start up of three distribution centers.

Interest expense, net for the first quarter of fiscal 2021 was $69.1 million which included $24.1 million of non-cash charges primarily related to the acceleration of unamortized debt issuance costs and original issue discounts due to $608 million of term loan prepayments made in the quarter, driven by the $500 million senior unsecured notes issuance. When excluding these items, interest expense, net for the first quarter of fiscal 2021 was $45.1 million. Interest expense, net for the first quarter of fiscal 2020 was $49.7 million. The remaining decrease in interest expense, net was driven by lower amounts of outstanding debt and lower average interest rates.

Effective tax rate for continuing operations for the first quarter of fiscal 2021 was a benefit of 50.5% of pre-tax loss compared to a benefit of 14.7% for the first quarter of fiscal 2020. The change in the effective tax rate was primarily driven by a discrete tax benefit in the first quarter of fiscal 2021 related to employee stock awards compared to a discrete tax expense for this item in the first quarter of fiscal 2020. In addition, the first quarter of fiscal 2020 was impacted by a goodwill impairment charge.

Net loss for the first quarter of fiscal 2021 was $1.0 million, which included $16.4 million of restructuring, acquisition and integration related expenses and $24.1 million of non-cash charges primarily related to the acceleration of unamortized debt issuance costs and original issue discounts from the prepayment of the term loan. The net loss for the first quarter of fiscal 2020 was $383.9 million primarily due to the goodwill impairment charge in the first quarter of fiscal 2020 that did not recur in the first quarter of fiscal 2021.

Net loss per diluted share was $0.02 for the first quarter of fiscal 2021 compared to $7.21 for the first quarter of fiscal 2020. Adjusted earnings per share (adjusted EPS) was $0.51 for the first quarter of fiscal 2021 compared to adjusted EPS of $0.04 in the first quarter of fiscal 2020.

Adjusted EBITDA for the first quarter of fiscal 2021 was $159.0 million compared to $121.7 million for the first quarter of fiscal 2020. The increase primarily reflects the items discussed in operating income.

Total Outstanding Debt, net of cash, ended the quarter at $2.73 billion, reflecting an increase of $128 million in the first quarter of fiscal 2021 (compared to the fourth quarter of fiscal 2020). Cash used in operating activities was $58 million, reflecting the normal course increase in working capital to support the holiday selling period, which, combined with $41 million of capital expenditures, resulted in negative free cash flow of $99 million. The net debt to adjusted EBITDA leverage ratio improved to 3.9x.

Fiscal 2021 Outlook (1)

The Company is reaffirming its full-year outlook for net sales, adjusted EPS, and adjusted EBITDA and updating its outlook for net income, EPS, and capital expenditures as stated below. The updated outlook for capital expenditures is driven by the strategic investment in a new distribution center to service a major new customer and position the Company for growth in the New York metropolitan market. This outlook assumes that food-at-home consumption remains elevated and exceeds food consumed away from home for the rest of fiscal 2021. Compared to fiscal 2020, the sales growth of nearly $900 million (at the midpoint of the range provided below) will be more pronounced in the first half of fiscal 2021 prior to cycling the pandemic-related increase in customer demand that began in the third quarter of fiscal 2020.

Fiscal Year Ending July 31, 2021		% Growth Over FY20 at Midpoint
Net Sales ($ in billions)	$27.0 - $27.8	3.3%
Net Income ($ in millions)	$130 - $160	—
Earnings Per Diluted Share (EPS)	$2.15 - $2.65	—
Adjusted EPS (2)(3)	$3.05 - $3.55	21.3%
Adjusted EBITDA(3) ($ in millions)	$690 - $730	5.5%
Capital Expenditures ($ in millions)	$250 - $300	—
(1)The outlook provided above is for fiscal 2021 only and replaces and supersedes any and all guidance provided prior to the date hereof covering fiscal 2021 or subsequent years. This outlook is forward-looking, is based on management's current estimates and expectations and is subject to a number of risks, including many that are outside of management's control. See cautionary Safe Harbor Statement below.
(2)The Company uses an adjusted effective tax rate in calculating Adjusted EPS. The adjusted effective tax rate is calculated based on adjusted net income before tax. It also excludes the potential impact of changes to uncertain tax positions, valuation allowances, stock compensation accounting (ASU 2016-09) and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate provides better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(3)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Conference Call and Webcast
The Company’s first quarter fiscal 2021 conference call and audio webcast will be held today, Wednesday, December 9, 2020 at 8:30 a.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company’s website www.unfi.com.

The call can also be accessed at (877) 682 - 3423 (conference ID 8959225). An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods

UNFI is North America's premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper ‘full-store’ selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Today, UNFI is the largest publicly-traded grocery distributor in America. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

INVESTOR CONTACT:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the year ended August 1, 2020 filed with the Securities and Exchange Commission (the “SEC”) on September 29, 2020 and other filings the Company makes with the SEC, and include, but are not limited to, the impact and duration of the COVID-19 outbreak; the Company’s dependence on principal customers; the Company’s sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends; the Company’s ability to realize anticipated benefits of its acquisitions and dispositions, in particular, its acquisition of SUPERVALU; the Company’s reliance on the continued growth in sales of higher margin natural and organic foods and non-food products in comparison to lower margin conventional grocery products; increased competition in the Company’s industry as a result of increased distribution of natural, organic and specialty products and direct distribution of those products by large retailers and online distributors; the possibility that restructuring, asset impairment, and other charges and costs we may incur in connection with the sale or closure of our retail operations will exceed our current expectations; increased competition as a result of continuing consolidation of retailers in the natural product industry and the growth of supernatural chains; the addition or loss of significant customers or material changes to the Company’s relationships with these customers; union-organizing activities that could cause labor relations difficulties and increased costs; the Company’s ability to operate, and rely on third parties to operate reliable and secure technology systems; the relatively low margins of the Company’s business; moderated supplier promotional activity, including decreased forward buying opportunities; the Company’s ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; the potential for additional asset impairment charges; the Company’s sensitivity to inflationary and deflationary pressures; the potential for disruptions in the Company’s supply chain or its distribution capabilities by circumstances beyond its control, including a health epidemic; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; volatility in fuel costs; volatility in foreign exchange rates; and our ability to identify and successfully complete asset or business acquisitions. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted EBITDA, adjusted earnings per diluted common share (“adjusted EPS”), adjusted effective tax rate, free cash flow and Adjusted EBITDA leverage. The non-GAAP adjusted earnings per diluted common share measure is a consolidated measure, which the Company reconciles by adding Net income attributable to UNFI plus goodwill and asset impairment benefits and charges, restructuring, acquisition, and integration related expenses, certain legal charges and gains, surplus property depreciation and interest expense, losses on debt extinguishment, discontinued operations store closures and other charges, net, the impact of diluted shares when GAAP earnings is presented as a loss and non-GAAP earnings represent income, and the tax impact of adjustments and the adjusted effective tax rate, which tax impact is calculated using the adjusted effective tax rate, and certain other non-cash charges or items, as determined by management. The non-GAAP adjusted effective tax rate excludes the potential impact of changes to various uncertain tax positions and valuation allowances, as well as stock compensation accounting (ASU 2016-09). The non-GAAP adjusted EBITDA measure is defined as a consolidated measure inclusive of continuing and discontinued operations results, which we reconcile by adding Net (loss) income from continuing operations, plus Total other expense, net and (Benefit) provision for income taxes, plus Depreciation and amortization calculated in accordance with GAAP, plus non-GAAP adjustments for Share-based compensation, Restructuring, acquisition and integration related expenses, Goodwill and asset impairment charges, Loss (gain) on sale of assets, certain legal charges and gains, certain other non-cash charges or items, as determined by management, plus Adjusted EBITDA of discontinued operations calculated in a manner consistent with the results of continuing operations outlined above. The non-GAAP free cash flow measure is defined as net cash provided by operating activities less capital expenditures. The non-GAAP net debt to adjusted EBITDA leverage is defined as the total face value of the Company’s outstanding short and long term debt and finance lease liabilities less net cash and cash equivalents, the sum of which is divided by adjusted EBITDA.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures and the calculation of net debt to adjusted EBITDA leverage are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting the non-GAAP financial measures adjusted EBITDA and adjusted EPS aids in making period-to-period comparisons, assessing the performance of our business and understanding the underlying operating performance and core business trends by excluding certain adjustments not expected to recur in the normal course of business and are meaningful indicators of actual and estimated operating performance. The inclusion of free cash flow assists investors in understanding the cash generating ability of the Company separate from cash generated by the sale of assets. Net debt to adjusted EBITDA leverage ratio is a commonly used metric that assists investors in understanding and evaluating the Company’s capital structure and changes to its capital structure over time. The Company currently expects to continue to exclude the items listed above from non-GAAP financial measures. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company’s operating performance during the 2021 fiscal year to the comparable periods in the 2020 fiscal year and to internally prepared projections. These non-GAAP financial measures may differ from similarly titled measures of other companies.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In thousands, except for per share data)

	13-Week Period Ended
	October 31, 2020	November 2, 2019
Net sales	$6,672,607	$6,296,612
Cost of sales	5,706,108	5,389,401
Gross profit	966,499	907,211
Operating expenses	900,962	883,688
Goodwill and asset impairment charges	—	425,405
Restructuring, acquisition and integration related expenses	16,428	14,672
Gain on sale of assets	(230)	(90)
Operating income (loss)	49,339	(416,464)
Other expense (income):
Net periodic benefit income, excluding service cost	(17,033)	(11,384)
Interest expense, net	69,133	49,709
Other, net	(798)	(400)
Total other expense, net	51,302	37,925
Loss from continuing operations before income taxes	(1,963)	(454,389)
Benefit for income taxes	(991)	(66,955)
Net loss from continuing operations	(972)	(387,434)
Income from discontinued operations, net of tax	1,296	4,026
Net income (loss) including noncontrolling interests	324	(383,408)
Less net income attributable to noncontrolling interests	(1,367)	(519)
Net loss attributable to United Natural Foods, Inc.	$(1,043)	$(383,927)

Basic (loss) earnings per share:
Continuing operations	$(0.04)	$(7.29)
Discontinued operations	$0.02	$0.08
Basic loss per share	$(0.02)	$(7.21)
Diluted (loss) earnings per share:
Continuing operations	$(0.04)	$(7.29)
Discontinued operations	$0.02	$0.08
Diluted loss per share	$(0.02)	$(7.21)
Weighted average shares outstanding:
Basic	55,171	53,213
Diluted	55,171	53,213

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except for per share data)

	October 31, 2020	August 1, 2020
ASSETS
Cash and cash equivalents	$49,046	$46,993
Accounts receivable, net	1,165,946	1,120,199
Inventories	2,446,604	2,280,767
Prepaid expenses and other current assets	273,211	251,891
Current assets of discontinued operations	5,687	5,067
Total current assets	3,940,494	3,704,917
Property and equipment, net	1,662,659	1,701,216
Operating lease assets	1,010,744	982,808
Goodwill	19,671	19,607
Intangible assets, net	946,581	969,600
Deferred income taxes	106,931	107,624
Other assets	94,110	97,285
Long-term assets of discontinued operations	2,407	3,915
Total assets	$7,783,597	$7,586,972
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,729,786	$1,633,448
Accrued expenses and other current liabilities	278,790	281,956
Accrued compensation and benefits	184,752	228,832
Current portion of operating lease liabilities	145,295	131,022
Current portion of long-term debt and finance lease liabilities	25,712	83,378
Current liabilities of discontinued operations	9,889	11,438
Total current liabilities	2,374,224	2,370,074
Long-term debt	2,620,587	2,426,994
Long-term operating lease liabilities	888,979	873,990
Long-term finance lease liabilities	137,694	143,303
Pension and other postretirement benefit obligations	274,698	292,128
Other long-term liabilities	339,541	336,487
Long-term liabilities of discontinued operations	15	1,738
Total liabilities	6,635,738	6,444,714
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 56,749 shares issued and 56,135 shares outstanding at October 31, 2020; 55,306 shares issued and 54,691 shares outstanding at August 1, 2020	568	553
Additional paid-in capital	572,170	568,736
Treasury stock at cost	(24,231)	(24,231)
Accumulated other comprehensive loss	(225,722)	(237,946)
Retained earnings	827,353	837,633
Total United Natural Foods, Inc. stockholders’ equity	1,150,138	1,144,745
Noncontrolling interests	(2,279)	(2,487)
Total stockholders’ equity	1,147,859	1,142,258
Total liabilities and stockholders’ equity	$7,783,597	$7,586,972

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	13-Week Period Ended
(In thousands)	October 31, 2020	November 2, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) including noncontrolling interests	$324	$(383,408)
Income from discontinued operations, net of tax	1,296	4,026
Net loss from continuing operations	(972)	(387,434)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	77,189	75,141
Share-based compensation	12,242	1,247
Gain on sale of assets	(230)	(90)
Closed property and other restructuring charges	497	3,108
Goodwill and asset impairment charges	—	425,405
Net pension and other postretirement benefit income	(17,021)	(11,370)
Deferred income tax benefit	2,254	(61,762)
LIFO charge	6,670	6,873
Provision for losses on receivables, net	(278)	13,098
Loss on debt extinguishment	23,750	73
Non-cash interest expense and other adjustments	3,750	3,833
Changes in operating assets and liabilities	(163,033)	(202,503)
Net cash used in operating activities of continuing operations	(55,182)	(134,381)
Net cash used in operating activities of discontinued operations	(2,484)	(488)
Net cash used in operating activities	(57,666)	(134,869)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(41,380)	(45,048)
Proceeds from dispositions of assets	4,446	1,669
Other	(58)	(1,366)
Net cash used in investing activities of continuing operations	(36,992)	(44,745)
Net cash provided by investing activities of discontinued operations	1,486	20,864
Net cash used in investing activities	(35,506)	(23,881)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings of long-term debt	500,000	2,050
Proceeds from borrowings under revolving credit line	1,569,088	1,338,446
Repayments of borrowings under revolving credit line	(1,339,100)	(1,100,746)
Repayments of long-term debt and finance leases	(614,010)	(83,510)
Proceeds from the issuance of common stock and exercise of stock options	71	1,735
Payment of employee restricted stock tax withholdings	(8,879)	(819)
Payments for debt issuance costs	(10,582)	—
Distributions to noncontrolling interests	(1,159)	(1,060)
Repayments of other loans	(164)	—
Net provided by financing activities	95,265	156,096
EFFECT OF EXCHANGE RATE CHANGES ON CASH	56	(10)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,149	(2,664)
Cash and cash equivalents, at beginning of period	47,070	45,267
Cash and cash equivalents at end of period	49,219	42,603
Less: cash and cash equivalents of discontinued operations	(173)	(726)
Cash and cash equivalents	$49,046	$41,877
Supplemental disclosures of cash flow information:
Cash paid for interest	$44,120	$49,296
Cash payments (refunds) for federal and state income taxes, net	5,728	(28,874)
Leased assets obtained in exchange for new operating lease liabilities	70,833	37,020
Leased assets obtained in exchange for new finance lease liabilities	346	—
Capital expenditures included in accounts payable	$21,399	$33,605

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
UNITED NATURAL FOODS, INC.
UNAUDITED

Reconciliation of Net loss from continuing operations and Income from discontinued operations, net of tax to Adjusted EBITDA (unaudited)

	13-Week Period Ended
(in thousands)	October 31, 2020	November 2, 2019
Net loss from continuing operations	$(972)	$(387,434)
Adjustments to continuing operations net loss:
Less net income attributable to noncontrolling interests	(1,367)	(519)
Total other expense, net	51,302	37,925
Benefit for income taxes	(991)	(66,955)
Depreciation and amortization	77,189	75,141
Share-based compensation	14,149	3,925
Goodwill and asset impairment charges(1)	—	425,405
Restructuring, acquisition and integration related expenses(2)	16,428	14,672
Gain on sale of assets	(230)	(90)
Note receivable charges(3)	—	12,516
Legal reserve charge(4)	—	1,850
Other retail expense(5)	1,609	—
Adjusted EBITDA of continuing operations	157,117	116,436
Adjusted EBITDA of discontinued operations(6)	1,840	5,258
Adjusted EBITDA	$158,957	$121,694

Income from discontinued operations, net of tax	$1,296	$4,026
Adjustments to discontinued operations net income:
Total other expense, net	—	(61)
Provision for income taxes	526	1,293
Restructuring, store closure and other charges, net	18	—
Adjusted EBITDA of discontinued operations	$1,840	$5,258

(1)Fiscal 2020 reflects a goodwill impairment charge attributable to a reorganization of our reporting units and a sustained decrease in market capitalization and enterprise value of the Company, resulting in a decline in the estimated fair value of the U.S. Wholesale reporting unit. In addition, this charge includes a goodwill finalization charge attributable to the SUPERVALU acquisition and an asset impairment charge.
(2)Fiscal 2021 primarily reflects costs associated with advisory and transformational activities as we position our business for further value-creation post-acquisition. Fiscal 2020 primarily reflects closed property reserve charges and administrative and operational restructuring costs.
(3)Reflects reserves and charges for notes receivable issued by the SUPERVALU business prior to its acquisition to finance the purchase of stores by its customers.
(4)Reflects a charge to settle a legal proceeding.
(5)Reflects expenses associated with event-specific damages to certain retail stores.
(6)UNFI believes the inclusion of discontinued operations results within Adjusted EBITDA provides investors a meaningful measure of total performance.

Reconciliation of Net loss per Diluted Common Share to Adjusted Net income per Diluted Common Share (unaudited)

	13-Week Period Ended
	October 31, 2020	November 2, 2019
Net loss attributable to UNFI per diluted common share	$(0.02)	$(7.21)
Goodwill and asset impairment charges(1)	—	7.99
Restructuring, acquisition and integration related expenses(2)	0.30	0.28
Surplus property depreciation and interest expense(3)	0.01	0.08
Note receivable charges(4)	—	0.24
Loss on debt extinguishment(5)	0.44	—
Legal reserve charge(6)	—	0.03
Other retail expense(7)	0.03	—
Tax impact of adjustments and adjusted effective tax rate(8)	(0.21)	(1.29)
Impact of dilutive shares(9)	(0.04)	—
Adjusted net income per diluted common share (Retail in Discontinued Operations)	0.51	0.12
Depreciation and amortization adjustment(10)	—	(0.08)
Adjusted net income per diluted common share (Retail in Continuing Operations)	$0.51	$0.04

(1)Fiscal 2020 reflects a goodwill impairment charge attributable to a reorganization of our reporting units and a sustained decrease in market capitalization and enterprise value of the Company, resulting in a decline in the estimated fair value of the U.S. Wholesale reporting unit. In addition, this charge includes a goodwill finalization charge attributable to the SUPERVALU acquisition and an asset impairment charge.
(2)Fiscal 2021 primarily reflects costs associated with advisory and transformational activities as we position our business for further value-creation post-acquisition. Fiscal 2020 primarily reflects closed property reserve charges and administrative and operational restructuring costs.
(3)Reflects surplus, non-operating property depreciation and interest expense. Fiscal 2020 includes accelerated depreciation related to a location on which we recognized a gain that is included in Restructuring, acquisition and integration related expenses.
(4)Reflects reserves and charges for notes receivable issued by the SUPERVALU business prior to its acquisition to finance the purchase of stores by its customers.
(5)Reflects non-cash charges related to the acceleration of unamortized debt issuance costs and original issue discounts due to term loan prepayments.
(6)Reflects a charge to settle a legal proceeding.
(7)Reflects expenses associated with event-specific damages to certain retail stores.
(8)Represents the tax effect of the pre-tax adjustments using an adjusted effective tax rate. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the exercise of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the true operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(9)The computation of diluted earnings per share is calculated using diluted weighted average shares outstanding, which includes the net effect of dilutive stock awards.
(10)In the fourth quarter of fiscal 2020 we recorded a pre-tax charge of $50.0 million related to the change in presentation of Retail to continuing operations. This charge was calculated under GAAP as the depreciation and amortization expense that would have been recognized had Retail been included in continuing operations for the full time period since the SUPERVALU acquisition date. This adjustment attributes the pro rata amount of the non-cash charge recognized in the fourth quarter of fiscal 2020 to the applicable time periods in which it would have been recognized had Retail been included within continuing operations since the acquisition date. UNFI believes the inclusion of this adjustment is a useful indicator of performance to both management and investors, as it provides a relative comparison to how UNFI’s results of operations will be reported on an ongoing basis.

Calculation of Net Debt to Adjusted EBITDA Leverage Ratio (unaudited)
(in thousands, except ratios)
October 31, 2020
Current portion of long-term debt and finance lease liabilities	$25,712
Long-term debt	2,620,587
Long-term finance lease liabilities	137,694
Less: Cash and cash equivalents	(49,046)
Net carrying value of debt and finance lease liabilities	2,734,947
Debt issuance costs, net	42,122
Original issue discount on debt	22,316
Net debt and finance lease liabilities	2,799,385
Adjusted EBITDA(1)	$710,185
Adjusted EBITDA leverage ratio	3.9 x
(1)Adjusted EBITDA reflects the summation of the trailing four quarters ended October 31, 2020.

Reconciliation of Trailing Four Quarters Net income from continuing operations and Income from discontinued operations, net of tax to Adjusted EBITDA (unaudited)
Last Four Quarters Ended

(in thousands)	October 31, 2020 (52 weeks)
Net income from continuing operations	$132,453
Adjustments to continuing operations net income:
Less net income attributable to noncontrolling interests	(5,777)
Total other expense, net	162,216
Benefit for income taxes	(24,481)
Depreciation and amortization	283,583
Share-based compensation	43,913
Restructuring, acquisition and integration related expenses	88,139
Loss on sale of assets	16,992
Legal (settlement income) reserve charge	(654)
Other retail expense	3,359
Adjusted EBITDA of continuing operations	699,743
Adjusted EBITDA of discontinued operations	10,442
Adjusted EBITDA	$710,185

Loss from discontinued operations, net of tax	$(17,932)
Adjustments to discontinued operations net income (loss):
Total other expense, net	57
Provision for income taxes	(5,232)
Restructuring, store closure and other charges, net	33,549
Adjusted EBITDA of discontinued operations	$10,442

Reconciliation of Net cash used in operating activities to Free cash flow (unaudited)

	13-Week Period Ended
(in thousands)	October 31, 2020 (13 weeks)	November 2, 2019 (13 weeks)
Net cash used in operating activities	$(57,666)	$(134,869)
Capital expenditures	(41,380)	(45,048)
Free cash flow	$(99,046)	$(179,917)

FISCAL 2021 GUIDANCE

Reconciliation of 2021 Guidance for Estimated Net Income per diluted Common Share to Estimated Non-GAAP Adjusted Net Income per diluted Common Share (unaudited)

	Fiscal Year Ending July 31, 2021
	Low Range	Estimate	High Range
Net income attributable to United Natural Foods, Inc. per diluted common share	$2.15		$2.65
Restructuring, acquisition and integration related expenses		0.46
Loss on debt extinguishment		0.55
Surplus property depreciation and interest expense		0.10
Discontinued operations store closures and other charges, net		0.12
Tax impact of adjustments and adjusted effective tax rate(1)		(0.33)
Adjusted net income per diluted common share	$3.05		$3.55
(1)The estimated adjusted effective tax rate excludes the potential impact of changes in uncertain tax positions, tax impacts related to ASU 2006-09 regarding stock compensation and valuation allowances. Refer to the reconciliation for adjusted effective tax rate.

Reconciliation of 2021 Guidance for Net Income Attributable to United Natural Foods, Inc. to Adjusted EBITDA (unaudited)

	Fiscal Year Ending July 31, 2021
(in thousands)	Low Range	Estimate	High Range
Net income attributable to United Natural Foods, Inc.	$130,000		$160,000
Provision for income taxes	48,000		58,000
Restructuring, acquisition and integration related costs		27,000
Closed property depreciation and interest expense		6,000
Discontinued operations store closures and other charges, net		7,000
Net interest expense		209,000
Other (income) expense, net		(1,000)
Depreciation and amortization		278,000
Share-based compensation		54,000
Net periodic benefit income, excluding service costs		(68,000)
Adjusted EBITDA	$690,000		$730,000

Reconciliation of Estimated 2021 and Actual 2020 U.S. GAAP Effective Tax Rate to Adjusted Effective Tax Rate (unaudited)

	Estimated Fiscal 2021	Actual Fiscal 2020
U.S. GAAP Effective Tax Rate	27%	26%
Discrete quarterly recognition of GAAP items(1)	—%	(1)%
Tax impact of other charges and adjustments(2)	1%	1%
Changes in valuation allowances(3)	(1)%	1%
Impact of goodwill impairment	—%	11%
Impact of CARES Act(4)	—%	(11)%
Adjusted Effective Tax Rate(5)	27%	27%
Note: As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate for actual results.
(1)Reflects changes in tax laws excluding the CARES Act, uncertain tax positions, the tax impacts related to the exercise of share-based compensation awards and any prior-year Internal Revenue Service or other tax jurisdiction audit adjustments.
(2)Reflects the tax impact of pre-tax adjustments other than the goodwill impairment that are excluded from pre-tax income when calculating adjusted EPS.
(3)Reflects changes in valuation allowances related to changes in judgment regarding the realizability of deferred tax assets or current year operations.
(4)Reflects the impact of tax loss carrybacks to 35% tax years allowed under the CARES Act as compared to the 21% tax rate applicable to tax loss carryforwards.
(5)The Company establishes an estimated adjusted effective tax rate at the beginning of the fiscal year based on the best available information. The Company re-evaluates its estimated adjusted effective tax rate as appropriate throughout the year and adjusts for any material changes. The actual adjusted effective tax rate at the end of the fiscal year is based on actual results and accordingly may differ from the estimated adjusted effective tax rate used during the year.